Exhibit 99.1

ABM Names Jill Golder to its Board of Directors

NEW YORK, NY – September 9, 2019 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced that its Board of Directors has elected Jill Golder, Senior Vice President and Chief Financial Officer, Cracker Barrel Old Country Store, Inc., as an independent director. Her election brings the Board of Directors to 10 members. Ms. Golder will also serve as a member of the Audit Committee of the ABM Board of Directors.

Sudhakar Kesavan, Chairman of the Board of Directors of ABM said, "We are pleased to have Jill join ABM's Board of Directors. Her financial background and experience working with public companies with distributed workforces will be valuable to ABM, one of the top 50 employers in the U.S."

Scott Salmirs, President and Chief Executive Officer of ABM, said, "Jill's extensive experience will be insightful as we continue to execute on our long-term strategic vision. This appointment strengthens our exceptional Board of Directors."

Ms. Golder is currently the Senior Vice President and Chief Financial Officer of Cracker Barrel Old Country Store, which she joined in April 2016. She previously served in finance leadership roles at Ruby Tuesday, Inc. from 2013 to 2016, including as Executive Vice President and Chief Financial Officer. Ms. Golder served in progressively more responsible finance positions during her 23 years at Darden Restaurants, Inc., including Senior Vice President Finance for Olive Garden, Senior Vice President Finance of Smokey Bones, Senior Vice President Finance of Specialty Restaurant Group and Senior Vice President Finance of Red Lobster. Ms. Golder earned an economics degree at Kalamazoo College and master of business administration from the University of Chicago Booth School of Business.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.4 billion and approximately 140,000 employees in 350+ offices throughout the United States and various international locations. ABM's comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Contact:
Investor Relations & Treasury:	Susie A. Kim
(212) 297-9721
susie.kim@abm.com